UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 19, 2015

Hanesbrands Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32891	20-3552316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 East Hanes Mill Road, Winston-Salem, NC		27105
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (336) 519-8080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 19, 2015, the Board of Directors of Hanesbrands Inc. (the “Company”) increased the number of members of the Board of Directors from ten to eleven and elected Franck J. Moison to serve as a director of the Company. The election of Mr. Moison is effective immediately, and he will serve until the Company’s next annual meeting of stockholders and until his successor is elected and qualified, or until his resignation or removal.

Mr. Moison’s compensation will be consistent with the Company’s standard compensatory arrangements for non-employee directors and for 2015 will consist of: (i) an annual cash retainer of $90,000, paid in quarterly installments; (ii) an annual grant of restricted stock units with a grant date fair value of approximately $125,000 that vest on the one-year anniversary of the grant date and are payable upon vesting in shares of Hanesbrands common stock; and (iii) reimbursement of customary expenses for attending board of directors, committee and stockholder meetings.

Other than the standard compensation arrangements described above, there are no arrangements or understandings between Mr. Moison and any other person pursuant to which he was elected as a director. The Company is not aware of any transaction with Mr. Moison that would require disclosure under Item 404(a) of Regulation S-K.

The press release issued by the Company announcing Mr. Moison’s election is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

Exhibits

99.1	Press release dated January 20, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 20, 2015	HANESBRANDS INC.

	By:	/s/ Joia M. Johnson
Joia M. Johnson
Chief Legal Officer, General Counsel and Corporate Secretary

Exhibits

99.1	Press release dated January 20, 2015